Exhibit 23.3

MILLER AND LENTS, LTD

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102

     The firm of Miller and Lents, Ltd. hereby consents to the use of its name in the Registration Statement on Form S-4 of Encore Acquisition Company and to the incorporation by reference therein of its estimates of proved reserves and future net cash flows contained in Encore Acquisition Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

MILLER AND LENTS, LTD.
By:
Gregory W. Armes
President

Houston, Texas
June 30, 2004